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PROSPECTUS SUPPLEMENT DATED JULY 6, 2004
(TO PROSPECTUS DATED JUNE 16, 2004)

Filed pursuant to Rule 424(b)(3) and (c)
Commission File No. 333-115764

PRICE LEGACY CORPORATION

24,367,348 Shares of Common Stock

        This prospectus supplement supplements the prospectus, dated June 16, 2004, of Price Legacy Corporation relating to the offer and sale by the selling stockholders identified in the prospectus of up to 24,367,348 shares of our common stock, including up to 683,419 shares of our common stock issuable upon the exercise of warrants. The selling stockholders may offer and sell from time to time all or any part of such shares in amounts and on terms to be determined at the time of sale. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

        The "Selling Stockholders" section of the prospectus is hereby amended and supplemented to reflect that The 520 Group, LLC, one of the selling stockholders, has pledged certain of its shares of common stock described in the prospectus to Wells Fargo Bank, N.A. to secure certain obligations of the 520 Group to Wells Fargo. As of the date hereof, the pledge covers 6,249,999 shares. We have acknowledged the pledge and, in the event of a default under the pledge, we have agreed to cooperate with Wells Fargo in connection with any sale of the pledged shares under the prospectus. We have further acknowledged that Wells Fargo may exercise the rights of the 520 Group under and enjoy the benefits of the amended and restated registration rights agreement to which the 520 Group is a party (including without limitation the indemnification and contribution provisions). Other than a significant lending relationship with us, Wells Fargo does not have any position, office or other material relationship with us or any of our affiliates, nor has it had any position, office or material relationship with us or any of our affiliates within the past three years, and as of the date hereof, Wells Fargo does not own any shares of our common stock.

        This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that information contained herein supersedes the information contained in the prospectus.

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PRICE LEGACY CORPORATION 24,367,348 Shares of Common Stock